File No. 812-15315

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.,

FIRST EAGLE CREDIT OPPORTUNITIES FUND,

FIRST EAGLE INVESTMENT MANAGEMENT LLC,

FIRST EAGLE ALTERNATIVE CREDIT, LLC,

FIRST EAGLE ALTERNATIVE CREDIT EU, LLC,

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC,

FIRST EAGLE ALTERNATIVE CAPITAL HOLDINGS, INC.,

FIRST EAGLE DIRECT LENDING FUND I, LP,

FIRST EAGLE DIRECT LENDING FUND I (EE), LP,

FIRST EAGLE DIRECT LENDING FUND I (PARALLEL), LP,

FIRST EAGLE DL FUND I AGGREGATOR LLC,

NEWSTAR ARLINGTON SENIOR LOAN PROGRAM LLC,

FIRST EAGLE BERKELEY FUND CLO LLC,

FIRST EAGLE COMMERCIAL LOAN FUNDING 2016-1 LLC,

FIRST EAGLE COMMERCIAL LOAN ORIGINATOR I LLC,

FIRST EAGLE DARTMOUTH HOLDING LLC,

NEWSTAR FAIRFIELD FUND CLO LTD.,

FIRST EAGLE WAREHOUSE FUNDING I LLC,

LAKE SHORE MM CLO I LTD.,

FIRST EAGLE DIRECT LENDING FUND III LLC,

FIRST EAGLE DIRECT LENDING CO-INVEST III (E) LLC,

FIRST EAGLE DIRECT LENDING CO-INVEST III LLC,

FIRST EAGLE DIRECT LENDING FUND III (A) LLC,

LAKE SHORE MM CLO II LTD.,

LAKE SHORE MM CLO III LLC,

LAKE SHORE MM CLO IV LLC,

FIRST EAGLE DIRECT LENDING FUND IV, LLC,

FIRST EAGLE DIRECT LENDING LEVERED FUND IV, LLC,

FIRST EAGLE DIRECT LENDING IV CO-INVEST, LLC,

FIRST EAGLE DIRECT LENDING LEVERED FUND IV SPV, LLC,

FIRST EAGLE DIRECT LENDING V-A, LLC,

FIRST EAGLE DIRECT LENDING V-B, LLC,

FIRST EAGLE DIRECT LENDING V-B SPV, LLC,

FIRST EAGLE DIRECT LENDING V-C SCSP,

SOUTH SHORE V LLC,

SOUTH SHORE VI LLC,

WIND RIVER 2013-1 CLO LTD.,

WIND RIVER 2013-2 CLO LTD.,

WIND RIVER 2014-1 CLO LTD.,

WIND RIVER 2014-2 CLO LTD.,

WIND RIVER 2014-3 CLO LTD.,

WIND RIVER 2015-1 CLO LTD.,

WIND RIVER 2016-2 CLO LTD.,

WIND RIVER 2017-1 CLO LTD.,

WIND RIVER 2017-3 CLO LTD.,

WIND RIVER 2017-4 CLO LTD.,

WIND RIVER 2014-3K CLO LTD.,

WIND RIVER 2016-1K CLO LTD.,

WIND RIVER 2018-1 CLO LTD.,

WIND RIVER 2018-2 CLO LTD.,

WIND RIVER 2018-3 CLO LTD.,

WIND RIVER 2019-1 CLO LTD.,

WIND RIVER 2019-2 CLO LTD.,

WIND RIVER 2019-3 CLO LTD.,

WIND RIVER 2020-1 CLO LTD.,

WIND RIVER 2021-1 CLO LTD.,

WIND RIVER 2021-2 CLO LTD.,

WIND RIVER 2021-3 CLO LTD.,

WIND RIVER 2021-4 CLO LTD.,

BIGHORN III, LTD.,

BIGHORN IV, LTD.,

BIGHORN VI, LTD.,

BIGHORN VII, LTD.,

BIGHORN VIII, LTD.,

BIGHORN X, LTD.,

NEWSTAR COMMERCIAL LOAN FUNDING 2017-1 LLC,

FIRST EAGLE CLARENDON FUND CLO LLC,

NEWSTAR EXETER FUND CLO LLC,

ARCH STREET CLO, LTD.,

FIRST EAGLE BSL CLO 2019-1 LTD.,

HULL STREET CLO, LTD.,

LONGFELLOW PLACE CLO, LTD.,

STANIFORD STREET CLO, LTD.,

FIRST EAGLE STRATEGIC FUNDING, LLC

500 Boylston Street, Suite 1200

Boston, MA 02116

(800) 450-4424

AMENDMENT NO. 1 TO APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Sabrina Rusnak-Carlson

First Eagle Alternative Capital BDC, Inc.

500 Boylston Street, Suite 1200

Boston, MA 02116

(800) 450-4424

Copies to:

David Blass, Esq.

Rajib Chanda, Esq.

Christopher Healey, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

David.Blass@stblaw.com

Rajib.Chanda@stblaw.com

Christopher.Healey@stblaw.com

April 29, 2022

I.	INTRODUCTION

A. Summary of Application

On July 13, 2021, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Section 57(i) of the 1940 Act, and Rule 17d-1 thereunder, to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment.

B. Applicants

•

First Eagle Alternative Capital BDC, Inc. (“FCRD”), a Delaware corporation which is an externally managed, closed end, non-diversified management investment company that has elected to be regulated as a BDC (defined below) under the Act. FEAC (defined below) serves as investment adviser to FCRD;

•	First Eagle Alternative Capital Holdings, Inc. (the “FCRD Subsidiary”), which is a Wholly-Owned Investment Sub (as defined below) of FCRD;

•

First Eagle Credit Opportunities Fund (“FECOF”), a Delaware statutory trust structured as an externally managed, non-diversified closed-end management investment company. First Eagle (defined below) serves as investment adviser and FEAC serves as sub-adviser to FECOF;

•

First Eagle Alternative Credit, LLC (“FEAC”), a Delaware limited liability company and an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as investment adviser to FCRD, as sub-adviser to FECOF and as investment adviser or sub-adviser to certain Existing Affiliated Funds (defined below) that are identified in Appendix A, on behalf of itself and its successors[3];

•	First Eagle Alternative Credit EU, LLC (“FEAC EU”), a relying adviser of FEAC, which serves as an adviser to certain Existing Affiliated Funds, on behalf of itself and its successors;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	See First Eagle Alternative Capital BDC, Inc., et al. (File No. 812-15151) Investment Company Act Rel. Nos. 34301 (June 15, 2021) (notice) and 34330 (July 13, 2021) (order).
[3]	For purposes of the requested Amended Order, a “successor” means an entity or entities that result from a reorganization into another jurisdiction or a change in the type of business organization.

•

First Eagle Investment Management, LLC (“First Eagle”), a Delaware limited liability company and an investment adviser registered with the Commission under the Advisers Act, which serves as the investment adviser to FECOF and certain Existing Affiliated Funds (together with FEAC and FEAC EU, the “Existing Advisers”), on behalf of itself and its successors;

•

Certain accounts identified in Appendix A that the Existing Advisers and their direct and indirect wholly owned subsidiaries, from time to time, may use to hold various financial assets in a principal capacity (together, in such capacity, the “Existing Proprietary Accounts”); and

•	The investment vehicles identified in Appendix A (the “Existing Affiliated Funds” and, together with the Regulated Funds, Existing Advisers and Existing Proprietary Accounts, the “Applicants”).

All Applicants are eligible to rely on the Prior Order4.

C. Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the same meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”)5.

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

II.	APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. The requested relief is based on the temporary relief granted by the Commission on April 8, 2020.6

III.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application.

IV.	CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section V of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

V.	PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to their corporate organizational documents, and in the case of the Trust, the attached resolutions. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

[4]

All existing entities that currently rely on the Prior Order and intend to rely on the Amended Order have been named as applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Amended Order as set forth in or incorporated into this Application.

[5]	See First Eagle Alternative Capital BDC, Inc., et al. (File No. 812-15151) (May 27, 2021) (application).
[6]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021).

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 29th day of April, 2022.

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Chief Executive Officer

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel

FIRST EAGLE ALTERNATIVE CREDIT, LLC

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE ALTERNATIVE CAPITAL HOLDINGS, INC.

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Chief Executive Officer

FIRST EAGLE ALTERNATIVE CREDIT EU, LLC

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE CREDIT OPPORTUNITIES FUND

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC

By:	First Eagle Credit Opportunities Fund, its Designated Manager

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel

FIRST EAGLE DIRECT LENDING FUND I, LP

By:	First Eagle Direct Lending I GP LLC, its General Partner

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel and Secretary

FIRST EAGLE DIRECT LENDING FUND I (EE), LP

By:	First Eagle Direct Lending I GP LLC, its General Partner

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel and Secretary

FIRST EAGLE DIRECT LENDING FUND I (PARALLEL), LP

By:	First Eagle Direct Lending I GP LLC, its General Partner

By:	/s/ David O’Connor
Name: David O’Connor
Title: General Counsel and Secretary

FIRST EAGLE DL FUND I AGGREGATOR LLC

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

NEWSTAR ARLINGTON SENIOR LOAN PROGRAM LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE BERKELEY FUND CLO LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE COMMERCIAL LOAN FUNDING 2016-1 LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE COMMERCIAL LOAN ORIGINATOR I LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE DARTMOUTH HOLDING LLC

By:	First Eagle DL Fund I Aggregator LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

NEWSTAR FAIRFIELD FUND CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE WAREHOUSE FUNDING I LLC

By:	First Eagle DL Fund I Aggregator LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

LAKE SHORE MM CLO I LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE DIRECT LENDING FUND III, LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Chief Executive Officer

FIRST EAGLE DIRECT LENDING CO-INVEST III (E), LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Chief Executive Officer

FIRST EAGLE DIRECT LENDING CO-INVEST III, LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Chief Executive Officer

FIRST EAGLE DIRECT LENDING FUND III (A), LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Chief Executive Officer

LAKE SHORE MM CLO II LTD.

By:	First Eagle Alternative Credit EU, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Chief Executive Officer

LAKE SHORE MM CLO III LLC

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: President

FIRST EAGLE DIRECT LENDING FUND IV, LLC

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING LEVERED FUND IV, LLC

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING IV CO-INVEST, LLC

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING LEVERED FUND IV SPV, LLC

By:	First Eagle Direct Lending Levered Fund IV, LLC, its Manager

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-A, LLC

By:	First Eagle Alternative Credit, LLC, its Management Member

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-B, LLC

By:	First Eagle Alternative Credit, LLC, its Management Member

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-C SCSP

By:	First Eagle DL V GP, S.à r.l., its General Partner

By:	/s/ Paul Cornet
	Name:	Paul Cornet
	Title:	Manager

By:	/s/ Franck Willaime
	Name:	Franck Willaime
	Title:	Manager

SOUTH SHORE V LLC

By:	/s/ Robert Hickey
	Name:	Robert Hickey
	Title:	Authorized Person

WIND RIVER 2018-1 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2018-2 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2018-3 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2019-1 CLO LTD.

By:	First Eagle Alternative Credit EU, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2019-2 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Warehouse Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2019-3 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2020-1 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-1 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Asset Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-2 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN III, LTD.

By:	First Eagle Alternative Credit, LLC, its Warehouse Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

NEWSTAR COMMERCIAL LOAN FUNDING 2017-1 LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE CLARENDON FUND CLO LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

NEWSTAR EXETER FUND CLO LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

ARCH STREET CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE BSL CLO 2019-1 LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

HULL STREET CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

LONGFELLOW PLACE CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

STANIFORD STREET CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE STRATEGIC FUNDING, LLC

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-3 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-4 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-B SPV, LLC

By:	First Eagle Direct Lending V-B, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

SOUTH SHORE VI LLC

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

LAKE SHORE MM CLO IV LLC

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN IV, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN VI, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN VII, LTD.

By:	First Eagle Alternative Credit, LLC, its Asset Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN VIII, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN X, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2013-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2013-2 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-2 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-3 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2015-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2016-2 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2017-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2017-3 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-3K CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2016-1K CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2017-4 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated April 29, 2022, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

FIRST EAGLE ALTERNATIVE CAPITAL BDC, INC.

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	Chief Executive Officer

FIRST EAGLE INVESTMENT MANAGEMENT, LLC

By:	/s/ David O’Connor
	Name:	David O’Connor
	Title:	General Counsel

FIRST EAGLE ALTERNATIVE CREDIT, LLC

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE ALTERNATIVE CAPITAL HOLDINGS, INC.

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	Chief Executive Officer

FIRST EAGLE ALTERNATIVE CREDIT EU, LLC

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE CREDIT OPPORTUNITIES FUND

By:	/s/ David O’Connor
	Name:	David O’Connor
	Title:	General Counsel

FIRST EAGLE CREDIT OPPORTUNITIES FUND SPV, LLC

By:	First Eagle Credit Opportunities Fund, its Designated Manager

By:	/s/ David O’Connor
	Name:	David O’Connor
	Title:	General Counsel

FIRST EAGLE DIRECT LENDING FUND I, LP

By:	First Eagle Direct Lending I GP LLC, its General Partner

By:	/s/ David O’Connor
	Name:	David O’Connor
	Title:	General Counsel and Secretary

FIRST EAGLE DIRECT LENDING FUND I (EE), LP

By:	First Eagle Direct Lending I GP LLC, its General Partner

By:	/s/ David O’Connor
	Name:	David O’Connor
	Title:	General Counsel and Secretary

FIRST EAGLE DIRECT LENDING FUND I (PARALLEL), LP

By:	First Eagle Direct Lending I GP LLC, its General Partner

By:	/s/ David O’Connor
	Name:	David O’Connor
	Title:	General Counsel and Secretary

FIRST EAGLE DL FUND I AGGREGATOR LLC

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

NEWSTAR ARLINGTON SENIOR LOAN PROGRAM LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE BERKELEY FUND CLO LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE COMMERCIAL LOAN FUNDING 2016-1 LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE COMMERCIAL LOAN ORIGINATOR I LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DARTMOUTH HOLDING LLC

By:	First Eagle DL Fund I Aggregator LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

NEWSTAR FAIRFIELD FUND CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE WAREHOUSE FUNDING I LLC

By:	First Eagle DL Fund I Aggregator LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

LAKE SHORE MM CLO I LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn

	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING FUND III, LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	Chief Executive Officer

FIRST EAGLE DIRECT LENDING CO-INVEST III (E), LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	Chief Executive Officer

FIRST EAGLE DIRECT LENDING CO-INVEST III, LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	Chief Executive Officer

FIRST EAGLE DIRECT LENDING FUND III (A), LLC

By:	First Eagle Direct Lending Manager III, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	Chief Executive Officer

LAKE SHORE MM CLO II LTD.

By:	First Eagle Alternative Credit EU, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	Chief Executive Officer

LAKE SHORE MM CLO III LLC

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING FUND IV, LLC

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING LEVERED FUND IV, LLC

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING IV CO-INVEST, LLC

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING LEVERED FUND IV SPV, LLC

By:	First Eagle Direct Lending Levered Fund IV, LLC, its Manager

By:	First Eagle Alternative Credit, LLC, its Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-A, LLC

By:	First Eagle Alternative Credit, LLC, its Management Member

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-B, LLC

By:	First Eagle Alternative Credit, LLC, its Management Member

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-C SCSP

By:	First Eagle DL V GP, S.à r.l., its General Partner

By:	/s/ Paul Cornet
	Name:	Paul Cornet
	Title:	Manager

By:	/s/ Franck Willaime
	Name:	Franck Willaime
	Title:	Manager

SOUTH SHORE V LLC

By:	/s/ Robert Hickey
	Name:	Robert Hickey
	Title:	Authorized Person

WIND RIVER 2018-1 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2018-2 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2018-3 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2019-1 CLO LTD.

By:	First Eagle Alternative Credit EU, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2019-2 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Warehouse Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2019-3 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2020-1 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-1 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Asset Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-2 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN III, LTD.

By:	First Eagle Alternative Credit, LLC, its Warehouse Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

NEWSTAR COMMERCIAL LOAN FUNDING 2017-1 LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE CLARENDON FUND CLO LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

NEWSTAR EXETER FUND CLO LLC

By:	First Eagle Alternative Credit, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

ARCH STREET CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE BSL CLO 2019-1 LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

HULL STREET CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

LONGFELLOW PLACE CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

STANIFORD STREET CLO, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE STRATEGIC FUNDING, LLC

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-3 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

WIND RIVER 2021-4 CLO LTD.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

FIRST EAGLE DIRECT LENDING V-B SPV, LLC

By:	First Eagle Direct Lending V-B, LLC, its Designated Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

SOUTH SHORE VI LLC

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

LAKE SHORE MM CLO IV LLC

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN IV, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN VI, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN VII, LTD.

By:	First Eagle Alternative Credit, LLC, its Asset Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN VIII, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

BIGHORN X, LTD.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2013-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Collateral Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2013-2 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-2 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-3 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2015-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2016-2 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2017-1 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2017-3 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2014-3K CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2016-1K CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

Wind River 2017-4 CLO Ltd.

By:	First Eagle Alternative Credit, LLC, its Investment Manager

By:	/s/ Christopher J. Flynn
	Name:	Christopher J. Flynn
	Title:	President

APPENDIX A

Below is a list of the Existing Affiliated Funds other than the Proprietary Accounts. All such Existing Affiliated Funds are advised by Existing Advisers:

1.	First Eagle Credit Opportunities Fund SPV, LLC. This fund’s designated manager is First Eagle Credit Opportunities Fund.

2.	First Eagle Direct Lending Fund I, LP. This fund is managed by First Eagle Alternative Credit, LLC.

3.	First Eagle Direct Lending Fund I (EE), LP. This fund is managed by First Eagle Alternative Credit, LLC.

4.	First Eagle Direct Lending Fund I (Parallel), LP. This fund is managed by First Eagle Alternative Credit, LLC.

5.	First Eagle DL Fund I Aggregator LLC. This fund is managed by First Eagle Alternative Credit, LLC.

6.	NewStar Arlington Senior Loan Program LLC. This fund is managed by First Eagle Alternative Credit, LLC.

7.	First Eagle Berkeley Fund CLO LLC. This fund’s designated manager is First Eagle Alternative Credit, LLC.

8.	First Eagle Commercial Loan Funding 2016-1 LLC. This fund’s designated manager is First Eagle Alternative Credit, LLC.

9.	First Eagle Commercial Loan Originator I LLC. This fund’s designated manager is First Eagle Alternative Credit, LLC.

10.	NewStar Fairfield Fund CLO Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

11.	First Eagle Warehouse Funding I LLC. This fund’s designated manager is First Eagle DL Fund I Aggregator LLC.

12.	First Eagle Dartmouth Holding LLC. This fund’s designated manager is First Eagle DL Fund I Aggregator.

13.	First Eagle Direct Lending Fund III LLC. This fund is managed by First Eagle Alternative Credit, LLC.

14.	First Eagle Direct Lending Co-Invest III (E) LLC. This fund is managed by First Eagle Alternative Credit, LLC.

15.	First Eagle Direct Lending Co-Invest III LLC. This fund is managed by First Eagle Alternative Credit, LLC.

16.	First Eagle Direct Lending Fund III (A) LLC. This fund is managed by First Eagle Alternative Credit, LLC.

17.	First Eagle Direct Lending Fund IV, LLC. This fund is managed by First Eagle Alternative Credit, LLC.

18.	First Eagle Direct Lending Levered Fund IV, LLC. This fund is managed by First Eagle Alternative Credit, LLC.

19.	First Eagle Direct Lending IV Co-Invest, LLC. This fund is managed by First Eagle Alternative Credit, LLC.

20.	First Eagle Direct Lending Levered Fund IV SPV, LLC. This fund’s designated manager is First Eagle Alternative Credit Direct Lending Levered Fund IV, LLC.

21.	Lake Shore MM CLO I Ltd. This fund is managed by First Eagle Alternative Credit, LLC.

22.	Lake Shore MM CLO II Ltd. This fund is managed by First Eagle Alternative Credit EU, LLC.

23.	Lake Shore MM CLO III LLC. This fund is managed by First Eagle Alternative Credit, LLC.

24.	Lake Shore MM CLO IV LLC. This fund is managed by First Eagle Alternative Credit, LLC.

25.	First Eagle Direct Lending V-A, LLC. This fund’s managing member is First Eagle Alternative Credit, LLC.

26.	First Eagle Direct Lending V-B, LLC. This fund’s managing member is First Eagle Alternative Credit, LLC.

27.	First Eagle Direct Lending V-B SPV, LLC. This fund’s designated manager is First Eagle Direct Lending V-B, LLC.

28.	First Eagle Direct Lending V-C SCSP. This fund’s general partner is First Eagle DL V GP, S.à r.l.

29.	South Shore V LLC. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

30.	South Shore VI LLC. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

31.	Wind River 2014-3K CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

32.	Wind River 2016-1K CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

33.	Wind River 2013-1 CLO Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

34.	Wind River 2013-2 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

35.	Wind River 2014-1 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

36.	Wind River 2014-2 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

37.	Wind River 2014-3 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

38.	Wind River 2015-1 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

39.	Wind River 2016-2 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

40.	Wind River 2017-1 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

41.	Wind River 2017-3 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

42.	Wind River 2017-4 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

43.	Wind River 2018-1 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

44.	Wind River 2018-2 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

45.	Wind River 2018-3 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

46.	Wind River 2019-1 CLO Ltd. The fund is managed by First Eagle Alternative Credit EU, LLC.

47.	Wind River 2019-2 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

48.	Wind River 2019-3 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

49.	Wind River 2020-1 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

50.	Wind River 2021-1 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

51.	Wind River 2021-2 CLO Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

52.	Wind River 2021-3 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

53.	Wind River 2021-4 CLO Ltd. The fund is managed by First Eagle Alternative Credit, LLC.

54.	Bighorn III, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

55.	Bighorn IV, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

56.	Bighorn VI, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

57.	Bighorn VII, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

58.	Bighorn VIII, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

59.	Bighorn X, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

60.	NewStar Commercial Loan Funding 2017-1 LLC. This fund’s designated manager is First Eagle Alternative Credit, LLC.

61.	First Eagle Clarendon Fund CLO LLC. This fund’s designated manager is First Eagle Alternative Credit, LLC.

62.	NewStar Exeter Fund CLO LLC. This fund’s designated manager is First Eagle Alternative Credit, LLC.

63.	Arch Street CLO, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

64.	First Eagle BSL CLO 2019-1 Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

65.	Hull Street CLO, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

66.	Longfellow Place CLO, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

67.	Staniford Street CLO, Ltd. This fund’s collateral manager is First Eagle Alternative Credit, LLC.

Below is a list of the Proprietary Accounts:

1.	First Eagle Strategic Funding, LLC.

APPENDIX B

Resolutions of the Board of Directors of First Eagle Alternative Capital BDC, Inc. (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Fund’s current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize participation in a follow-on investment opportunity in an issuer with affiliates that have no existing investment in the issuer, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted March 30, 2022

APPENDIX C

Resolutions of the Board of Trustees of First Eagle Credit Opportunities Fund (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Fund’s current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize participation in a follow-on investment opportunity in an issuer with affiliates that have no existing investment in the issuer, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted March 30, 2022